                                                                   EXHIBIT 10.25


[MEMORY PHARMACEUTICALS CORP. LOGO]
MEMORY PHARMACEUTICALS CORP.                          Tony Scullion
100 Philips Parkway                                   Chief Executive Officer
Montvale, New Jersey 07645
Phone: (201) 802-7102
Fax: (201) 802-7190
www.memorypharma.com


December 16, 2003


Mr. Dennis Keane
50 Constant Avenue
Yonkers, NY 10701

Dear Dennis:

      We are pleased to inform you that both the Board of Directors and management team of Memory Pharmaceuticals Corp. (the "Company") are impressed with your experience and accomplishments, and would like to extend an offer to you to join our Company as Chief Financial Officer. We look forward to you joining our team, and are confident that you will contribute significantly to the value of our organization. We are therefore pleased to provide you with the terms of your anticipated employment by the Company.

      1. Position. In your position of Chief Financial Officer you will initially report to the Company's Chief Executive Officer, based out of the Company's offices currently located in Montvale, New Jersey. As Chief Financial Officer, you will be part of the senior management team (comprising the senior executives of the Company), and your responsibilities shall include, but not be limited to, managing and directing the financial affairs of the Company. In addition to performing duties and responsibilities associated with the position of Chief Financial Officer, from time to time the Company may assign you other duties and responsibilities and/or may assign you to a different location within fifty (50) miles of the Company's principal office in Montvale, New Jersey.

      As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your performance will be reviewed formally after six months of employment and annually thereafter at the end of each calendar year.

      2. Starting Date/Nature of Relationship. It is expected that your employment will start on January 6, 2004 (the "Start Date"). No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason.

      3. Compensation.

         (a) Your initial salary will be at the bi-weekly rate of $8,269.23 (annualized at $215,000 per year).

         (b) You will receive non-qualified stock options to purchase, at fair market value to be determined by the Company's Board of Directors (currently $0.90 per share), 300,000 Shares of Common Stock of Memory Pharmaceuticals Corp., which shall vest in quarterly increments over a period of four (4) years as described in the Stock Option Agreement, which you and the Company will enter into on or before the Start Date.

         (c) You will be eligible to receive annual bonus payments dependent on the performance of the Company and your individual performance, subject to the discretion of the Board of Directors. Your target bonus will be equal to twenty-five percent (25%) of your base salary, assuming the achievement of such Company and individual performance objectives.

         (d) Upon termination for any reason, the Company shall pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled. In the event you are terminated by the Company, without "Cause" (as hereinafter defined), then the Company shall continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical insurance for a period of six months. Further, for the period commencing seven months following such termination and ending twelve months after such termination, the Company shall continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical insurance, except that such severance payments made to you during this period shall be reduced by all 1099 and W-2 income earned or received by you during such period, including income earned or received from consulting services or temporary employment. The Company shall reconcile such payments with you quarterly, and any additional payments owed to you by the Company, and any payments owed to the Company by you, shall be paid respectively within two weeks following such reconciliation period. In addition, upon termination of your employment without "Cause," you will be entitled to accelerated vesting of your stock options as if your employment was terminated one year after your actual termination date. The Company shall not be obligated to continue any such payments to you or accelerate vesting of your stock options under this paragraph 3(e) in the event you materially breach the terms under the Confidentiality Agreement attached hereto. Notwithstanding any termination of your employment for any reason (with or without Cause), you shall continue to be bound by the provisions of the Confidentiality Agreement.

         (e) For the purposes of this Section 3, "Cause" shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty,
      (iii) your breach of the terms of this Agreement, or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the provisions of the Confidentiality and Noncompetition Agreement substantially in the form of Attachment A to this letter.

      4. Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees and executives and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit relating to its employees and executives generally. At this time, the Company is offering a benefit program, consisting of medical, dental, life and short/long term disability insurance, as well as a 401(k) retirement plan and flexible spending plan. You will be eligible for eight paid holidays, four floating holidays and four weeks paid vacation per year. You will accrue additional vacation days in accordance with Company policy.


      5. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a Confidentiality and Noncompetition Agreement substantially in the form of Attachment A to this letter (the "Confidentiality Agreement").

      6. General.

         (a) This letter, together with the Confidentiality Agreement and the Stock Option Agreement, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

         (b) This letter shall be subject to and contingent upon the satisfactory results of a medical physical. The Company will accept a summary of a medical examination by your family doctor within the past month.

         (c) This letter shall be subject to and contingent upon the satisfactory review of references and personal background review.

         (d) This letter and the Company's obligations hereunder shall be subject to review and approval by the Company's Board of Directors and the Compensation Committee thereof.

         (e)  This letter shall be governed by the law of the State of New
      Jersey.

      You may accept this offer of employment and the terms thereof by signing the enclosed additional copy of this letter, the Confidentiality Agreement and the Stock Option Agreement, which execution will evidence your agreement with the terms set forth herein and therein, and returning all three documents to the Company.

      This offer of employment will expire on December 18, 2003, unless accepted by you prior to such date. We look forward to you joining our team, and we believe that your skills will compliment those of our existing management team, and that you will make a significant contribution to the Company's growth. We look forward to your prompt response to this offer letter.

Sincerely,

MEMORY PHARMACEUTICALS CORP.


By:  /s/ Tony Scullion
    ----------------------
Name:  Tony Scullion
Title: Chief Executive Officer



ACCEPTED AND AGREED:

/s/ Dennis Keane
--------------------------
Dennis Keane

Date:   12/16/03
      --------------------


                                       3